CONSENT OF BOARD OF DIRECTORS IN LIEU OF MEETING
(CORIX BIOSCIENCE, INC.)

NOW COMES the Board of Directors for Corix Bioscience, Inc., a Wyoming corporation (the "Company"), pursuant to Article III of its Second Amended Bylaws, consents to the following action in lieu of a meeting:

WHEREAS, as of the date of these consents, the Company, through its Chief Executive Officer and President – Michael Ogburn, and his agent, advisors, consultants and attorneys, have been engaged in negotiations with David Lamont Manaway bearing a United States passport number of 505407794 ("Manaway") and Juhuru Holdings, Ltd. bearing a registration number of 1855505 in the Kingdom of Lesotho ("Juhuru") to acquire 50 shares and 950 shares, respectively, in Pharmaceutical Development Company (Pty) Ltd, a private company registered and incorporated in accordance with the laws of the Kingdom of Lesotho, with a registered address at c/o Du Preez Liebetrau & Co, 397 Block A Hilton Road, Maseru, Lesotho, and a registration number of 55504 (hereinafter, "PDC").

WHEREAS, in order to advise the Company in the acquisition of the shares from Manaway and Juhuru, Mr. Ogburn retained the services of Hermosa Capital Management and Chip Hackley, located in Manhattan Beach, California 90266 (hereinafter, "Hermosa Capital").

WHEREAS, the Board of Directors has received and reviewed the proposed Agreement for Sale of Shares between the Company, and Manaway and Juhuru, and all related due diligence documents associated with the transaction (hereinafter, collectively, the "Purchase Agreement").

NOW THEREFORE, the Board of Directors consents to the following actions:

RESOLVED, that Mr. Ogburn has authority to negotiate, execute and facilitate the closing of the Purchase Agreement as being in the best interests of the Company.

RESOLVED, in his capacity as Chairman of the Board of Directors, and as Chief Executive Officer and Chief Financial Officer, Mr. Ogburn is duly authorized to represent the Company in acquiring the shares in PDC from Manaway and Juhuru.

RESOLVED, that Mr. Ogburn is further duly authorized as the signatory of the Company in signing, authorizing and executing, inter alia, deeds, powers of attorney and authorizations, transfers, assignments, contracts, obligations, corporate documents and certificates, financial documentation and accounts, and other instruments of whatsoever nature entered into by the Company, in relation to the aforementioned share acquisition.

RESOLVED, that Mr. Ogburn has authority to negotiate, execute and facilitate a consulting agreement between the Company and Hermosa Capital through the exercising of his sole business discretion and judgment.

RESOLVED, that Mr. Ogburn, and those advisors engaged by Mr. Ogburn in evaluating and facilitating the closing of the Purchase Agreement, shall be indemnified and held harmless by the Company in performing their respective services pursuant to these consent resolutions.

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APPROVED:

Dated: October 30, 2017

BOARD OF DIRECTORS

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By: Michael Ogburn
Its: Chairman of the Board

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By: Kenneth Hedrick

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By: Brian Werner